EXHIBIT 99.1

FOR IMMEDIATE RELEASE

JMG EXPLORATION, INC. ANNOUNCES APPOINTMENT OF COMMITTEE TO SEEK STRATEGIC ALTERNATIVES

Calgary, Alberta – Wednesday, December 20, 2006 – JMG Exploration, Inc., (“JMG” or the “Company”) (NYSE ARCA: JMG, JMG+) today announced it has formed a committee of certain directors to explore strategic alternatives for the Company designed to maximize value for shareholders. Any inquiries can be made by telephone at (626) 310-0482.

JMG currently holds over 80,000 acres (gross), over 40,000 acres (net) of land in Wyoming, North Dakota and Utah. Included in these lands is an average working interest of approximately 64% in a section in the Pinedale area of Wyoming where the Company has two wells that are currently on production. These lands offset the Jonah/Pinedale producing fields. JMG was also involved in a oil discovery in the Midale formation in the northern part of North Dakota where it has a working interest in four wells that are currently on production. In addition, JMG has identified approximately 12 additional development locations in the Midale formation. Current production for JMG is approximately 100 boe/d.

“We believe the Company has a substantial land base with significant development and exploratory drilling opportunities,” stated Joe Skeehan, JMG’s Chief Executive Officer. “The committee is committed to maximizing value for our shareholders and expects to explore a range of strategic alternatives, including a possible sale of the Company or a merger with another party.”

As previously announced, JMG has entered into an agreement to sell its working interests in its lands in North Dakota where it had been targeting the Bakken zone for approximately (U.S.) $5,500,000. Closing of this transaction is subject to normal title due diligence and is expected by the end of January 2007. This agreement excludes the North Dakota lands where JMG has been developing its Midale play.

As was reported on December 5, 2006, the Company extended the term of its outstanding warrants for one year through January 15, 2008. The extension applies to all three of the currently outstanding series of warrants: Series A warrants which have an exercise price of $6.00 and Series B warrants which have an exercise price of $4.25, both of which were issued in JMG’s pre-IPO private placement, and the warrants having an exercise price of $5.00 issued in units with common shares in the Company’s initial public offering. All three of the currently outstanding series of warrants are exercisable into one share of JMG common stock.

There can be no assurance that any particular alternative will be pursued or that any transaction will occur, or on what terms. The Company does not plan to release additional information about the status of the review of strategic alternatives until a definitive agreement is entered into or the process is otherwise completed.

About JMG: JMG Exploration, Inc., which was incorporated under the laws of the State of Nevada on July 16, 2004, explores for oil and natural gas in the United States.

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JMG News Release	Page 2

December 20, 2006

Boe’s, or barrels of oil equivalent, may be misleading if used in isolation. A boe conversion ratio of 6 mcf to 1 bbl is based on an energy equivalency conversion method primarily applicable at the burner tip and does not represent a value equivalency at the wellhead.

This press release contains forward-looking statements. The words “proposed”, “anticipated” and scheduled” and similar expressions identify forward-looking statements. Forward-looking statements are necessarily based upon a number of estimates and assumptions that, while considered reasonable by management, are inherently subject to significant business, economic and competitive uncertainties and contingencies which could cause actual results to differ materially from the future results expressed or implied by the forward-looking statements. Such statements are qualified in their entirety by the inherent risks and uncertainties surrounding future expectations. The following factors, among others, could cause actual results to differ from those described in the forward-looking statements in this document: the results of the exploration of strategic alternatives by the Company and whether any transaction will be completed as a result thereof, the completion of the sale of the Bakken assets in North Dakota and other factors described in JMG’s filings with the Securities and Exchange Commission (“SEC”), which are available at the SEC’s Web site (http://www.sec.gov). JMG is not under any obligation, and expressly disclaims any obligation, to update, alter or otherwise revise any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future events or otherwise.

Investor Relations Counsel

The Equity Group Inc.

Linda Latman (212) 836-9609

Lena Cati (212) 836-9611

www.theequitygroup.com